Exhibit 23.1

Consent of Independent Registered Public Accountants

To the Board of Directors and Stockholders of
China Biopharma, Inc.:

We hereby consent to the incorporation in this Annual Report on Form 10-KSB of China Biopharma, Inc. (formerly known as Techedge, Inc.) of our report dated March 9, 2007, relating to the consolidated financial statements of China Biopharma, Inc. and Subsidiaries for the year ended December 31, 2006.

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey
March 28, 2007